Exhibit 10.3

RELEASE AGREEMENT

In Exchange for the covenants, promises and other consideration set forth in the Employment Agreement, dated as of April 17, 2006, as amended on September 21, 2007, September 26, 2008, and August 4, 2009 (the “Employment Agreement”), R. Kerry Clark (hereinafter “Executive”) for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge Cardinal Health, Inc. (the “Company”) and its subsidiaries and affiliates and their respective current and former shareholders, subsidiaries, parents, affiliates, divisions, trustees, partners, agents, directors, officers and employees, including without limitation, all persons acting by, through, under or in concert with any of them (collectively, “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its subsidiaries and affiliates, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967, as amended (“ADEA”)), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof.

Exclusion from Release. Anything herein to the contrary notwithstanding, nothing herein shall release the Company from any claims or damages based on (A) any right or claim that arises after the date hereof, (B) any right the Executive may have under the Employment Agreement, or any applicable equity or benefit plan, policy, program or other agreement or arrangement with the Company, including Executive’s outstanding equity agreements, or (C) the Executive’s rights to indemnification under the Company’s Code of Regulations and the Indemnification Agreement between the Company and the Executive, dated as of April 17, 2006. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in any investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

ADEA Rights. The Executive acknowledges that: (A) this entire Release is written in a manner calculated to be understood by him; (B) he has been advised to consult with an attorney before executing this Release; (C) he was given a period of twenty-one days within which to consider this Release; and (D) to the extent he executes this Release before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release during a period of seven days following the date hereof, and this Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date hereof. In order to revoke this Release, the Executive shall deliver to the Company’s Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release and the Letter Agreement shall be null and void and of no further force or effect.

/s/ R. KERRY CLARK	Effective as of September 1, 2009
R. Kerry Clark

Acknowledged and Agreed:

/s/ CRAIG MORFORD
Craig Morford
Chief Legal & Compliance Officer

RELEASE AGREEMENT

Cardinal Health, Inc. (the “Company”), on behalf of itself, its subsidiaries and affiliates and their respective current and former subsidiaries, parents, affiliates, divisions, trustees, partners and agents, including without limitation, all persons acting by, through, under or in concert with any of them (collectively, “Releasors”), does hereby irrevocably and unconditionally release, acquit and forever discharge R. Kerry Clark (hereinafter “Executive”), in any and all capacities including but not limited to his capacity as an employee, director, officer or consultant of the Company and/or any of the Releasors, and his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of the Executive’s acts or omissions occurring before the execution of this Release Agreement (the “Agreement”) which the Releasors had, now have, or may in the future have against each or any of the Releasees from the beginning of the world until the date hereof, including, without limitation, any such statutory, civil or administrative claim, or any claim whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, including, but not limited to, any such claims based on, arising out of, related to or connected with the Employment Agreement by and between the Executive and the Company, dated as of April 17, 2006, as amended on September 21, 2007, September 26, 2008, and August 4, 2009, this Agreement, or the Executive’s employment or the termination thereof. Notwithstanding the foregoing, nothing in this paragraph shall release claims arising out of the willful misconduct or gross negligence of the Executive.

/s/ CRAIG MORFORD	Effective as of September 1, 2009
Craig Morford
Chief Legal & Compliance Officer

Acknowledged and Agreed:

/s/ R. KERRY CLARK
R. Kerry Clark